Exhibit 99.2

News Release

Media Contact:

Doug Holt

(312) 557-1571

Doug_Holt@ntrs.com

Investor Contact:

Bev Fleming

(312) 444-7811

Beverly_Fleming@ntrs.com

http://www.northerntrust.com

Northern Trust Announces Strategic Leadership Changes

CHICAGO, July 15, 2014 – Northern Trust (Nasdaq: NTRS) today announced strategic leadership changes that will take effect September 1.

William L. Morrison, who has served as President and Chief Operating Officer since 2011, will continue to serve as President focusing on driving business growth. He will oversee the Wealth Management, Asset Management, Corporate & Institutional Services businesses, and Corporate Marketing and Strategy functions.

Jana R. Schreuder, President of Wealth Management, will assume the role of Chief Operating Officer, focusing on enabling business growth. She will oversee the Operations, Technology and Enterprise Change teams.

Michael G. O’Grady, Chief Financial Officer, will become President of Corporate & Institutional Services. S. Biff Bowman, Executive Vice President, Human Resources, will be named Chief Financial Officer. Steven L. Fradkin assumes the role of President, Wealth Management, moving from his current role as President of Corporate & Institutional Services. Gill Pembleton, Executive Vice President, Human Resources - EMEA, will assume the interim role of Executive Vice President, Human Resources until a permanent replacement is named.

Northern Trust’s Management Group has been expanded to 13 members with the addition of Pembleton, Peter B. Cherecwich, Executive Vice President and Head of Global Fund Services, and Robert P. Browne, Executive Vice President and Chief Investment Officer, reflecting their deep industry expertise.

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Northern Trust Announces Leadership Changes / Page 2

“These appointments sharpen our organization’s focus on sustainable profitable growth in a highly competitive market and challenging macroeconomic conditions,” Northern Trust Chairman and Chief Executive Officer Frederick H. Waddell said. “Our ability to make these leadership changes is a testament to the depth and breadth of our leadership team and will further enable our efforts to accelerate our growth.”

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, banking solutions and fiduciary services for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 states, Washington, D.C., and 18 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2014, Northern Trust had assets under custody of US$5.8 trillion, and assets under investment management of US$915.4 billion. For more than 120 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit www.northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at http://www.northerntrust.com/disclosures

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